Exhibit 99.99

CleanTech Innovations, Inc. Wins $6.2 Million Wind Tower Supply Contract From China's Largest Energy Company

NEW YORK, March 2, 2011 /PRNewswire/ -- CleanTech Innovations, Inc. (OTCQB:CTEK - News), a U.S. company and a market leader in China's clean technology solutions in the wind energy industry, announced today that CleanTech has won a new wind tower supply contract bid totaling US$6.2 million (RMB 40,920,000, including VAT) from a subsidiary of China HuaNeng Group, the largest energy company in China. A Fortune Global 500 company, China HuaNeng Group posted US$35 billion in revenues in 2010 and had total assets of US$99 billion. HuaNeng has been a long-standing customer of CleanTech.

CleanTech has submitted additional contract bids to HuaNeng and other large energy companies in China. CleanTech anticipates winning additional wind tower supply contracts throughout 2011.

Today’s announcement of the new contract received was made possible by our successful $20 million financing consummated on December 13, 2010.

Ms. Bei Lu, Chairman & CEO of CleanTech, commented: "CleanTech’s management team is fully committed to continuing to increase shareholder value in 2011.” Mr. Arnold Staloff, Chairman of CleanTech’s Audit Committee, added: “We continue to maintain high standards in corporate governance while we build a highly successful company.”

About China HuaNeng Group

Large state-owned energy companies such as HuaNeng are the final customers and integrators of the wind energy industry in China. Topping the five major power producers in China, HuaNeng accounts for 11.9% of domestic power capacity and 17% of China's clean energy capacity. In 2010, HuaNeng accounted for 12.8% of China's total power generation.

About CleanTech Innovations, Inc.

CleanTech Innovations, Inc. (OTCQB:CTEK - News) is a U.S. public company with its primary operations in China. CleanTech designs and manufactures high performance clean technology products that promote renewable energy generation, energy savings and pollution reduction. CleanTech's products include wind turbine towers, bellows expansion joints and pressure vessels, which are broadly used in the wind power, steel, coking, petrochemical, high voltage electricity transmission and thermoelectric industries. CleanTech's longstanding customers include China Guodian, HuaNeng Energy, Sinosteel and other industrial companies.

Safe Harbor Statement

All statements in this press release that are not historical are forward-looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. There can be no assurance that actual results will not differ from the company's expectations. You are cautioned not to place undue reliance on any forward-looking statements in this press release as they reflect CleanTech's current expectations with respect to future events and are subject to risks and uncertainties that may cause actual results to differ materially from those contemplated. Potential risks and uncertainties include, but are not limited to, the risks described in CleanTech's filings with the Securities and Exchange Commission.

Corporate Contact

Mr. Jason Li
Corporate Communications
CleanTech Innovations, Inc.
Tel: 011-86- 157-1403-7180
Email: investors@ctiproduct.com
Website: www.ctiproduct.com